Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 130 to Registration Statement No. 002-61760 on Form N-1A of our report dated December 15, 2016  relating to the financial statements and financial highlights of Fidelity Stock Selector Small Cap Fund, a fund of Fidelity Capital Trust, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2016